EXHIBIT 11

          CHARTER POWER SYSTEMS, INC. AND SUBSIDIARIES
                EARNINGS PER SHARE COMPUTATIONS
               (Dollars and shares in thousands)

                                      (Unaudited)       (Unaudited)
                                 Three months ended  Nine Months ended
                                      October 31,       October 31,
                                   1995     1994       1995          1994
                                  -----    -----      -----         -----

NET INCOME                       $3,896    $2,751     $11,001      $6,929
                                  =====     =====      ======       =====

Weighted average number of
  common shares outstanding       5,955     5,942       5,967       5,889
Effect of shares issuable
  under stock option plan           488       320         457         273
                                 ------    ------       -----       -----

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING
  (PRIMARY)                       6,443     6,262       6,424       6,162
                                 ======    ======       =====       =====

NET INCOME PER COMMON AND
  COMMON EQUIVALENT SHARE
  (PRIMARY)                     $   .60   $   .44     $  1.71     $  1.12
                                 ======    ======       =====       =====


Weighted average number of
  common shares outstanding       5,955     5,942       5,967       5,889
Effect of shares issuable
  under stock option plan           488       372         461         315
                                 ------    ------      ------      ------

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING
  (FULLY DILUTED)                  6,443     6,314       6,428      6,204
                                  ======    ======      ======     ======

NET INCOME PER COMMON AND
  COMMON EQUIVALENT SHARE
  (FULLY DILUTED)                $   .60   $   .44     $  1.71    $  1.12
                                  ======    ======       =====      =====